Free Writing Prospectus

Filed pursuant to Rule 433

Registration No. 333-163511

May 6, 2010

As the Chinese economy,

commodity prices will.

ProShares Commodity ETFs

ULTRA DJ-UBS COMMODITY (UCD)

ULTRA DJ-UBS CRUDE OIL (UCO)

ULTRA GOLD (UGL)

ULTRA SILVER (AGQ)

ULTRASHORT DJ-UBS COMMODITY (CMD)

ULTRASHORT DJ-UBS CRUDE OIL (SCO)

ULTRASHORT GOLD (GLL)

ULTRASHORT SILVER (ZSL)

Whether you think markets will rise or fall, chances are you can put your ideas into action with the largest family of leveraged and inverse ETFs in the world. Learn more about ProShares innovative array of over 100 ETFs. Call 866.740.8153 or visit proshares.com.

ProShares®

ETFs, Chapter Two.®

ProFunds

Group®

These ETFs have an objective (target) for a single day. Due to the compounding of daily returns, returns for these ETFs over periods other than one day will likely differ in amount and possibly direction from the target return for the same period. Investors should monitor their holdings consistent with their strategies, as frequently as daily. These ETFs are not regulated under the Investment Company Act of 1940. Investing in ETFs involves a substantial risk of loss. There is no guarantee any ProShares ETF will achieve its daily objective. These ETFs use leverage and may invest in financial instruments such as swap agreements, forward contracts, and futures and options, resulting in greater volatility than investments in traditional securities and which may cause large losses. These ETFs are not suitable for all investors.

ProShares Trust II (issuer) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer will arrange to send you the prospectus if you request it by calling toll-free 866.740.8153, or visit www.proshares.com, or you may request a copy from any underwriter or other dealer participating in the offering.

“Dow Jones,” “UBS®,” “The DJ-UBS Commodity IndexSM” and “DJ-UBSCISM” and the names identifying each of the individual “Dow Jones-UBS Sub-IndexesSM” are servicemarks of Dow Jones Trademark Holdings, LLC (“Dow Jones”) and UBS Securities LLC, as the case may be, and have been licensed for use by ProShares. All Dow Jones indexes listed are products of Dow Jones Indexes, a licensed trademark of CME Group Index Services LLC (“CME”). Dow Jones servicemarks have been licensed for use by CME. ProShares ETFs based on the DJ-UBS Commodity IndexSM are not sponsored, endorsed, sold or promoted by Dow Jones, UBS Securities LLC, UBS AG, or any of their respective subsidiaries or affiliates, and none of Dow Jones, UBS Securities LLC, UBS AG or any of their respective subsidiaries or affiliates, makes any representation regarding the advisability of investing in such product(s).

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